EXHIBIT 99.1

Washington Banking Authorizes Stock Repurchase Program

OAK HARBOR, WA – May 24, 2013 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today announced that its Board of Directors has authorized the repurchase of up to 775,000 shares of the Company's outstanding shares or approximately 5% of current outstanding.

“Based on current industry conditions, we believe that the availability of a repurchase program aligns with our capital management strategy and is in the best interests of our shareholders,” said Jack Wagner, President & CEO.

Repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market. The number, timing and price of shares repurchased will depend on business and market conditions, and other factors, including opportunities to deploy the Company's capital. The repurchase program is expected to continue through the end of 2014, however the Company is under no obligation to repurchase a specific number or dollar amount of shares and the repurchase program may be discontinued at any time.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 31 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements regarding the possibility of stock repurchases by the Company that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) legislation or regulatory requirements; and (4) management’s determination of when and whether to repurchase shares of Company common stock. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

Note: Transmitted on GlobeNewswire on May 24, 2013, at 5:00 a.m. PT.